Exhibit 99.1

VIA ELECTRONIC DELIVERY

I hope you're doing well.

I wanted to pass along an update on the Monroe Capital BDC (NASDAQ: MRCC). This public vehicle, you may recall, offers investors access to lower middle market, senior secured loans originated and underwritten by Monroe Capital. These investments are otherwise only available through Monroe’s institutional private credit funds.

As broad investor sentiment has soured in recent months, credit market valuations have been notably affected. A global flight to liquidity has not only kept US treasury yields low but also pushed a number of foreign government bond yields into negative territory. For investors, good and safe yield has been very difficult to find.

Despite macro-economic world events, you will see from the comments below and our Q4 earnings release just announced last Friday, that our credit quality, loan performance, and net income continues to be very strong. We view the price of our BDC as an opportunity for investors to access the MRCC portfolio on very favorable terms. Our loan pipeline remains robust allowing us to be highly selective with the deals we will underwrite. With no direct exposure to hard-hit industries such as oil and gas exploration and metals and mining, we continue to make very attractive loans to strong businesses in the underserved, lower middle market space.

The commentary below is from Aaron Peck, Chief Investment Officer of Monroe Capital Corporation.

If you have any comments or questions about direct lending or MRCC, we welcome your call anytime.

Best regards,

Ted

Theodore L. Koenig

Chairman and Chief Executive Officer

Monroe Capital Corporation

Monroe Capital Corporation (NASDAQ: MRCC)

Investment Thesis:

Monroe Capital Corporation BDC (MRCC) is managed by an affiliate of Monroe Capital LLC, an award-winning, best-in-class private credit investment firm. MRCC is focused on producing solid risk-adjusted returns with a predominantly senior secured loan portfolio, pays an 11% dividend yield,[1] fully-covered by net investment income, and has demonstrated very stable per share Net Asset Value (NAV) performance. Management believes that the stock’s current 0.9x NAV valuation[1] is significantly discounted by historical standards due to current overall market conditions. Those concerned about the credit cycle should receive downside protection from MRCC’s primarily senior secured loan portfolio when compared to other BDCs that invest a higher percentage of their portfolio in junior secured and unsecured loans. In addition, MRCC maintains a shareholder friendly structure, strong asset quality and scale through the resources of Monroe Capital, a proven leader in middle market lending with 9 offices located throughout the U.S. and Canada.

•	Strong dividend coverage from 95% secured loan portfolio should create confidence owning this name in a volatile credit environment when compared to many other BDCs. MRCC has paid 12 consecutive quarterly dividends, each quarter since its IPO in 2012. The current annual cash dividend is approximately 11%[1]. One of MRCC’s consistent strengths is its strong dividend coverage as defined by Adjusted Net Investment Income[2] divided by dividends (currently approximately 114% for 4Q 2015). Our current dividend coverage is among the highest in the entire BDC industry. With many BDCs realizing losses and reducing the size of their interest earning portfolios, we believe MRCC’s stability and dividend coverage are unique and distinguishable in the industry. As of December 31, 2015, 100% of MRCC’s loan portfolio was performing and accruing interest.

•	NAV increased year over year as the debt portfolio was relatively stable due to our focus on senior secured loans and our earnings in excess of dividends. NAV increased from $14.05 per share as of December 31, 2014 to $14.19 per share as of December 31, 2015, in a period when the great majority of other BDCs experienced negative NAV trends. MRCC has no direct exposure to the Metals and Mining and Oil and Gas Exploration industries as designated by Standard & Poor’s, industries which have suffered significant declines and severely impacted performance of many other BDCs.

•	MRCC investors benefit from Monroe Capital’s award-winning platform to source attractive and proprietary deal flow. Monroe Capital specializes in lending to both private equity-sponsored and non-sponsored companies in the lower end of the middle market with EBITDA in the range of $3 million to $30 million. We do not compete with most of the larger BDCs in this segment of the market, which is highly fragmented. In 2015, Monroe Capital reviewed over 1,700 investment opportunities generated by its 18 new business origination professionals located in 9 offices throughout the U.S. and Canada (Chicago, Boston, New York, Charlotte, Atlanta, Dallas, Los Angeles, San Francisco and Toronto). Of those 1,700 potential investment opportunities we reviewed, MRCC only invested in 24 -- a testament to the selectivity and credit-focused nature of the Monroe Capital management team.

•	Monroe Capital has been recognized by: Global M&A Network as the 2015, 2014 and 2013 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower Mid-Market Lender of the Year, the 2014 Senior Lender of the Year and the 2013 Unitranche Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year.

•	Recent increase in the “family of funds” cap on SBICs has the potential to materially benefit MRCC. The Omnibus Bill passed by Congress on December 18, 2015 included several stipulations that will benefit BDCs, including an expansion to the Small Business Investment Company (SBIC) program. One significant change is the increase in the “family of funds” cap on receiving SBA guaranteed debentures for SBICs from $225 million to $350 million for an affiliated manager group of SBICs. As SBA guaranteed debentures do not count against the BDC regulatory leverage limitation of 1:1, this additional capacity could materially benefit a BDC as it will allow for more investment capacity. All other things being equal, this additional capacity should drive higher per share net investment income for a BDC that gains access to these low cost, 10-year, interest-only debentures. MRCC has recently submitted a commitment application to the SBA for $80 million in additional SBA debentures, which would allow MRCC to significantly grow its portfolio. There is no assurance that the SBA will grant this request, but we believe that MRCC’s solid track record of performance and Monroe Capital’s recent recognition as the SBIC of the Year makes MRCC’s SBIC a very good candidate to receive these additional debentures.

[1] Based on closing stock price of $13.01 on March 4, 2016.

[2] Adjusted Net Investment Income is a non-GAAP measure. Please refer to our 8-K filed on March 4, 2016 for a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income.

Forward-looking Statements

This letter contains certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement, whether as a result of new information, future events, or otherwise, except as required by law.